EXHIBIT 99.1

CASMED Reports First Quarter 2015 Financial Results

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., May 5, 2015 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED), a leader in medical devices for non-invasive patient monitoring, today reported financial results for the three months ended March 31, 2015.

Net sales were $5.8 million for the first quarter of 2015, compared with $5.7 million for the first quarter of 2014.  The net loss applicable to common stockholders for the first quarter of 2015 was $0.08 per share, compared with a net loss applicable to common stockholders of $0.11 per share for the first quarter of 2014.

Highlights for the first quarter of 2015 compared with the first quarter of 2014 include the following:

  FORE-SIGHT sales increased 19%, with disposable sensor revenues representing more than 50% of the Company's net sales for the first time.
  FORE-SIGHT U.S. disposable sensor sales increased 17%, the 20th consecutive quarter of double-digit growth.
  A net 79 FORE-SIGHT cerebral oximeters were shipped worldwide during the quarter.
  Net cumulative FORE-SIGHT cerebral oximeters shipped worldwide as of March 31, 2015, reached 1,408 units, a 37% increase, and the domestic installed base of monitors reached 763 monitors, a 25% increase.
  Gross profit margin improved to 46% from 41%.
  Operating loss narrowed by 26% to $1.3 million from $1.8 million.
  An underwritten public offering closed on February 17, 2015, providing net proceeds of approximately $8.5 million.
  As of March 31, 2015, CASMED had $11.1 million in cash and $2.1 million available under a line of credit.

Management Commentary

Commenting on first quarter financial results, Thomas M. Patton, President and Chief Executive Officer of CASMED, said, "This is the first quarter in which revenues from FORE-SIGHT sensors represented more than 50% of total revenues, which is a significant milestone and reflective of the incredible transition we have made over the past few years from a capital equipment business to a disposables company. This transition has been a key driver in improving gross margin, which increased by approximately 500 basis points in the first quarter over the prior year.

"With our equity financing completed, we are now focused on domestic field sales organization upgrades and expansion as top priorities for this year. We began the year with a total field sales organization of 17, with a goal of upgrading and expanding this number to 24 before 2015 year-end. We are now targeting mid-year to reach this goal. We are delighted with the caliber of our new hires and with the talent pool we are screening for our open positions.

"We also experienced higher-than-expected turnover in our sales organization during the first quarter, which caused new monitor placements and sales growth rates in some territories to fall below our expectations. Given the strong market acceptance for FORE-SIGHT technology and the build-out of our domestic infrastructure, particularly as our new sales personnel become fully productive as the year progresses, we expect increases in monitor shipments and revenue growth rates. Therefore, we now expect year-over-year FORE-SIGHT sales growth to be in the high-teens percent range for 2015 along with accelerating growth in the second half of the year.

"The gross margin improvements for the first quarter of 2015, together with prudent management of our operating expenses resulted in our lowest operating loss in the past 16 quarters and cash consumption of less than $1 million. However, we expect operating expenses and cash consumption rates to increase in the near term due to our sales force expansion efforts, the planned launch of FORE-SIGHT ELITE for pediatric and neonatal patients, and an increase in clinical studies," he concluded.

Financial Results

For the first quarter of 2015, the Company reported net sales of $5.8 million, an increase of 2% from the $5.7 million in net sales reported for the first quarter of 2014. FORE-SIGHT oximetry sales were $3.3 million, an increase of $0.5 million, or 19%, over the first quarter of 2014, led by sustained growth in both domestic disposable sensor sales and international monitor sales.  All other sales were $2.5 million, a decrease of $0.4 million, or 14%, from the first quarter of 2014.

The operating loss for the first quarter of 2015 was $1.3 million, an improvement of $0.5 million, or 26%, from the $1.8 million operating loss for the first quarter of 2014.  Gross profit margin was 46%, an increase from 41% for the prior-year period, primarily due to a product mix favoring FORE-SIGHT.  Higher gross profits along with lower operating expenses led to the improvement in operating results. FORE-SIGHT sales, which carry a higher gross margin compared with the Company's other product lines, accounted for 56% of net sales for the first quarter of 2015, up from 48% of net sales for the same prior-year period.

For the first quarter of 2015, the Company recorded a net loss applicable to common stockholders of $1.9 million, or $0.08 per common share, compared with a net loss applicable to common stockholders of $2.2 million, or $0.11 per common share, for the first quarter of 2014.

Cash and cash equivalents were $11.1 million as of March 31, 2015, compared with $4.5 million as of December 31, 2014. As of March 31, 2015, $2.1 million of borrowings were available under the Company's line of credit.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss first- quarter 2015 results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at www.casmed.com.

A telephone replay will be available from 1:00 p.m. Eastern time on May 5, 2015, through 11:59 p.m. Eastern time on May 19, 2015. Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 33626214
  The replay will also be available at www.casmed.com

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company's Form 10-K for the year ended December 31, 2014, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended
	March 31
	2015	2014

Net sales	$5,807,230	$5,711,057

Cost of sales	3,138,160	3,367,403

Gross profit	2,669,070	2,343,654

Operating expenses:
Research and development	876,301	881,733
Selling, general and administrative	3,093,552	3,226,561
Total operating expenses	3,969,853	4,108,294

Operating loss	(1,300,783)	(1,764,640)

Interest expense	217,814	85,233
Other income	(349)	(786)

Net loss	(1,518,248)	(1,849,087)

Preferred stock dividend accretion	336,854	314,271
Net loss applicable to common stockholders	$ (1,855,102)	$ (2,163,358)

Per-share basic and diluted loss applicable to common stockholders:	$ (0.08)	$ (0.11)

Weighted-average number of common shares outstanding:
Basic and diluted	22,804,979	19,148,985

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	March 31	December 31
	2015	2014

Cash and cash equivalents	$11,084,335	$4,494,663
Accounts receivable	3,444,602	3,277,460
Inventories	2,934,220	3,358,908
Other current assets	583,489	556,760
Total current assets	18,046,646	11,687,791

Property and equipment	9,790,820	9,734,644
Less accumulated depreciation	(7,627,102)	(7,458,220)
	2,163,718	2,276,424

Intangible and other assets, net	1,420,530	1,471,900

Total assets	$21,630,894	$15,436,115

Accounts payable	$1,341,769	$1,210,412
Accrued expenses	1,681,416	1,808,529
Note payable	58,303	86,941
Note payable - line-of-credit	--	1,000,000
Current portion of long-term debt	725,805	1,216,218
Total current liabilities	3,807,293	5,322,100

Deferred gain on sale and leaseback of property	327,218	360,877
Long-term debt, less current portion	6,774,195	6,283,782
Other long-term liabilities	300,000	300,000
Total liabilities	11,208,706	12,266,759

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	107,344	78,253
Additional paid-in capital	29,026,997	20,285,008
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(32,548,313)	(31,030,065)
Total stockholders' equity	10,422,188	3,169,356

Total liabilities & stockholders' equity	$21,630,894	$15,436,115
CONTACT: Company Contact
         CAS Medical Systems, Inc.
         Jeffery A. Baird
         Chief Financial Officer
         (203) 315-6303
         ir@casmed.com

         Investors
         LHA
         Bruce Voss / Jody Cain
         (310) 691-7100
         bvoss@lhai.com
         @LHA_IR_PR